Exhibit 21

SUBSIDIARIES OF LEVCOR INTERNATIONAL, INC.

Name	Jurisdiction of Organization	Percentage Owned by Levcor

Blumenthal/Lansing Company, LLC	Delaware	100%

Carlyle Manufacturing Company, Inc.	Connecticut	100%